Filed pursuant to Rule 433
February 15, 2022

Relating to
Preliminary Prospectus Supplement dated February 15, 2022 to
Prospectus dated August 17, 2021
Registration Statement No. 333-258872

Kimco Realty Corporation

Pricing Term Sheet

$600,000,000 3.200% Notes due 2032

Issuer:	Kimco Realty Corporation

Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services

Aggregate Principal Amount Offered Hereby:	$600,000,000

Pricing Date:	February 15, 2022

Settlement Date:
February 25, 2022 (T+7)
The settlement date of February 25, 2022 is the seventh business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Maturity Date:	April 1, 2032

Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2022 (long first coupon)

Coupon:	3.200%

Price to Public:	99.169% of the principal amount

Gross Proceeds to Issuer (before expenses):	$595,014,000

Use of Proceeds:
The issuer intends to use the net proceeds from this offering, as well as cash on hand, to redeem all of its outstanding November 2022 Notes and any additional proceeds will be used for general corporate purposes, including, but not limited to, funding for suitable investments and redevelopment opportunities.

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Yield:	2.047%

Spread to Benchmark Treasury:	+125 bps

Yield to Maturity:	3.297%

Redemption Provisions:

Make-whole Call: :
Prior to January 1, 2032 the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+20 bps).

Par Call:
At any time on or after January 1, 2032, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AZ2 / US49446RAZ29

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	BMO Capital Markets Corp. Mizuho Securities USA LLC PNC Capital Markets LLC Regions Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Samuel A. Ramirez & Company, Inc. Scotia Capital (USA) Inc. Truist Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated August 17, 2021 as supplemented by a preliminary prospectus supplement dated February 15, 2022) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or J.P. Morgan Securities LLC collect at 1-212-834-4533.